Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312-240-2827
847-718-8020

FOR IMMEDIATE RELEASE

WEDNESDAY, OCTOBER 10, 2007

Material Sciences Announces Second Quarter Fiscal 2008 Results

•	Second Quarter 2008 Net Sales Declined 16.6 Percent

•	Net Loss of $2.3 Million ($0.16 per diluted share) versus Net Income of $2.7 Million in Second Quarter of Fiscal 2007 ($0.19 per diluted share)

•	Launched Nine New Quiet Steel® Applications During the Quarter

•	Closed First Agreement with a Chinese Brake Manufacturer

ELK GROVE VILLAGE, IL, OCTOBER 10, 2007 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the second quarter of fiscal 2008, ended August 31, 2007.

Net sales for the second quarter of fiscal 2008 declined 16.6 percent to $56.2 million from $67.3 million in the second quarter of fiscal 2007. The company recorded a net loss of $2.3 million, or $0.16 per diluted common share, compared with net income of $2.7 million, or $0.19 per diluted common share, in the second quarter of fiscal 2007.

“Continued production cuts at the three largest North American automobile manufacturers hurt Material Sciences’ second quarter sales, as did continued weakness in the housing market,” said Clifford D. Nastas, chief executive officer for Material Sciences. “We expect this slowdown in the U.S. auto market will continue at least through the balance of this fiscal year.

“Our program to expand our customer base and develop new markets in the United States and abroad bore fruit during the quarter and helped balance the continued weakness in domestic demand. We achieved double-digit growth in European brake sales during the second quarter. This quarter we also posted our first sale to a Japanese automotive manufacturer, made our first acoustical product sale to a customer in China, and shipped equipment to Hae Won Steel that will enable production of Quiet Steel® and other decorative laminate products in Korea later this fiscal year,” Nastas added.

Results of Operations – Second Quarter Sales, Gross Profit and Income

In the second quarter, acoustical sales decreased 18.3 percent to $26 million from $31.9 million in the second quarter of fiscal 2007, mainly due to weakness in the U.S. automotive industry. This decline is consistent with the lower production of vehicles containing Quiet Steel platforms at our largest automotive customers.

Coated sales declined 15.0 percent in the second quarter to $30.1 million from $35.4 million in the prior period. The decline in sales of coated metal products is a reflection of the weak housing industry. Almost all coated metal segments were down versus fiscal 2007 with the exception of automotive fuel tanks, in which new platform closes increased sales by 15 percent.

Gross profit in the second quarter was $4.9 million compared with $13.3 million in the second quarter of fiscal year 2007, and gross profit as a percent of sales decreased to 8.8 percent versus 19.8 percent in the comparable period. The decrease in gross profit and gross margin was primarily due to a significant reduction in sales that, combined with a less-favorable sales mix, reduced gross profit by $7.2 million. In addition, lower secondary sales of $0.9 million, the impact of a one-time mark-to-contract gain of $0.6 million in the prior year’s quarter, and $0.2 million higher depreciation due to the implementation of an ERP system, were partially offset by favorable labor and overhead spending. The company also recorded a charge to its cost of sales of $0.5 million to correct an inventory-related error for the first quarter of fiscal 2008, which is immaterial to the current and prior fiscal quarter and the fiscal year.

Selling, general and administrative expenses in the second quarter were flat at $8.6 million compared to the second quarter of fiscal 2007. Increases due to higher bad debt expense and higher depreciation expense were offset by lower incentive expenses and professional fees.

Material Sciences recorded a loss from operations for the second quarter of $3.7 million compared with a profit of $4.7 million in the last year, due to the factors listed above.

Conference Call

Material Sciences will host a conference call to review the second quarter fiscal 2008 results on Wednesday, October 10, 2007, at 9:00 a.m. CT. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s recent financial performance and respond to questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the Internet at the company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2007, filed with the Securities and Exchange Commission on May 11, 2007.

Additional information about Material Sciences is available at www.matsci.com.

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2007	2006	2007	2006
Net Sales	$56,166	$67,313	$116,831	$143,077
Cost of Sales	51,238	54,012	102,222	116,685

Gross Profit	4,928	13,301	14,609	26,392
Selling, General and Administrative Expenses	8,628	8,588	18,916	17,198
Restructuring Expenses	—	14	—	592

Income (Loss) from Operations	(3,700)	4,699	(4,307)	8,602

Other (Income) and Expense:
Interest (Income) Expense, Net	(108)	(268)	(190)	(394)
Equity in Results of Joint Venture	(69)	(32)	(125)	(56)
Other, Net	(39)	(39)	(77)	(63)

Total Other Income, Net	(216)	(339)	(392)	(513)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(3,484)	5,038	(3,915)	9,115
Provision (Benefit) for Income Taxes	(1,210)	2,318	(1,366)	4,141

Income (Loss) from Continuing Operations	(2,274)	2,720	(2,549)	4,974

Net Income (Loss)	$(2,274)	$2,720	$(2,549)	$4,974

Basic Net Income (Loss) Per Share	$(0.16)	$0.19	$(0.18)	$0.34

Diluted Net Income (Loss) Per Share	$(0.16)	$0.19	$(0.18)	$0.34

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Income (Loss) Per Share	14,466	14,655	14,497	14,689
Dilutive Shares	—	5	—	8

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,466	14,660	14,497	14,697

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	August 31, 2007	February 28, 2007
Assets
Current Assets:
Cash and Cash Equivalents	$8,955	$11,667
Receivables, Less Reserves of $3,717 and $4,020, Respectively	32,876	48,121
Income Taxes Receivable	2,724	1,665
Prepaid Expenses	1,542	1,168
Inventories	42,937	42,174
Deferred Income Taxes	4,524	2,204

Total Current Assets	93,558	106,999

Property, Plant and Equipment	249,046	245,570
Accumulated Depreciation and Amortization	(176,621)	(170,666)

Net Property, Plant and Equipment	72,425	74,904

Other Assets:
Investment in Joint Venture	2,742	2,363
Goodwill	1,319	1,319
Deferred Income Taxes	1,823	1,592
Other	242	192

Total Other Assets	6,126	5,466

Total Assets	$172,109	$187,369

Liabilities
Current Liabilities:
Accounts Payable	$26,469	$39,251
Accrued Payroll Related Expenses	4,458	5,414
Accrued Expenses	10,610	7,114
Current Liabilities of Discontinued Operation - Pinole Point Steel	78	66

Total Current Liabilities	41,615	51,845

Long-Term Liabilities:
Other	8,368	9,191

Total Long-Term Liabilities	8,368	9,191

Commitments and Contingencies
Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	381	381
Additional Paid-In Capital	79,367	79,171
Treasury Stock at Cost	(51,110)	(48,757)
Retained Earnings	91,614	94,255
Accumulated Other Comprehensive Income	1,874	1,283

Total Shareowners’ Equity	122,126	126,333

Total Liabilities and Shareowners’ Equity	$172,109	$187,369

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended August 31,
	2007	2006
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(2,549)	$4,974
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	5,952	5,332
Provision for Deferred Income Taxes	(280)	756
Compensatory Effect of Stock Plans	56	114
Other, Net	(94)	(56)
Changes in Assets and Liabilities:
Receivables	15,338	2,631
Income Taxes Receivable	(925)	2,314
Prepaid Expenses	(372)	(821)
Inventories	(693)	(11,631)
Accounts Payable	(12,731)	4,581
Accrued Expenses	(28)	(171)
Other, Net	(854)	(292)

Net Cash Provided by Continuing Operations	2,820	7,731
Net Cash Provided by (Used in) Discontinued Operations	12	(552)

Net Cash Provided by Operating Activities	2,832	7,179

Investing Activities:
Capital Expenditures	(3,345)	(7,513)

Net Cash Used in Investing Activities	(3,345)	(7,513)

Financing Activities:
Purchases of Treasury Stock	(2,353)	(2,080)
Issuance of Common Stock	140	238

Net Cash Used in Financing Activities	(2,213)	(1,842)

Effect of Exchange Rate Changes on Cash	14	(24)

Net Decrease in Cash	(2,712)	(2,200)
Cash and Cash Equivalents at Beginning of Period	11,667	13,600

Cash and Cash Equivalents at End of Period	$8,955	$11,400